Exhibit 99.2
CONTACTS:	Berns Communications Group Stacy Berns/Melissa Jaffin 212-994-4660 mjaffin@bcg-pr.com

FOR IMMEDIATE RELEASE

HAMPSHIRE NAMES MAURA LANGLEY CHIEF FINANCIAL OFFICER
Former Spartan Foods CFO Returns to Hampshire for Next Phase of Financial Growth

New York, NY – August 17, 2011 – Hampshire Group, Limited (OTC Markets: HAMP.PK, www.hamp.com), a leading provider of apparel, today announced that Maura Langley has been named Chief Financial Officer, effective immediately, reporting directly to Heath Golden, Chief Executive Officer of Hampshire Group.

Ms. Langley, 40, most recently served as Chief Financial Officer and Treasurer of Spartan Foods of America, Inc., where she oversaw the Company’s financial operations and spearheaded the reorganization of the accounting, finance and human resource departments.  Prior to that, Ms. Langley served as Vice President, Corporate Controller at Centerplate, Inc., where she was responsible for all accounting activities and was instrumental in the successful acquisition and integration of a $300 million subsidiary.  Ms. Langley previously spent five years at Hampshire, holding several senior financial positions including Chief Accounting Officer.

“We are very pleased to welcome Maura back to Hampshire,” said Mr. Golden.  “Her significant financial expertise and strong track record of driving successful business results will be invaluable to the new strategic direction of the Company. I am confident that she will play a key role as we continue to build on the solid foundation of the business and explore new growth opportunities.”

“I am excited to be re-joining the Hampshire team,” said Ms. Langley.  “I have admired the accomplishments that Heath and his team have achieved operationally and strategically to reposition the business and look forward to being a part of the next chapter of growth.”

Ms. Langley, a Certified Public Accountant, holds a degree in Accounting from Clemson University and resides in Piedmont, South Carolina.

About Hampshire Group
Hampshire Group, Limited is a leading U.S. provider of men’s sweaters, wovens and knits, and a designer and marketer of branded apparel. Its customers include leading retailers such as JC Penney, Kohl’s, Macy’s, and Belk’s, for whom it provides trend-right, branded apparel. Hampshire licenses the Geoffrey Beene® and Dockers® labels for men’s sweaters, both of which are market leaders in their categories, and licenses JOE Joseph Abboud® for men’s sportswear. Hampshire’s owned brands include Spring+Mercer®, a more modern line featuring sweaters and knit and woven tops, and the scott james™ brand, a men’s specialty retailer and wholesale provider of apparel to upscale specialty stores.

###